Exhibit (23)

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 2-58577 and 333-84815) pertaining to the Cooper Tire & Rubber Company Spectrum Investment Savings Plan (formerly the Thrift and Profit Sharing Plan) of our report dated May 19, 2003, with respect to the financial statements and schedule of the Cooper Tire & Rubber Company Spectrum Investment Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2002.

/s/ Ernst & Young LLP Ernst & Young LLP

Toledo, Ohio
June 20, 2003